UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2024

Weatherford International plc
(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 St. James Place	,	Houston,	Texas	77056
(Address of principal executive offices)				(Zip Code)
 Registrant’s telephone number, including area code: 713.836.4000

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary shares, $0.001 par value per share	WFRD	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                         Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, Weatherford International Ltd. (“WIL-Bermuda”), Weatherford International, LLC (“WIL-Delaware”), Weatherford Canada Ltd. (“WIL-Canada”), and WOFS International Finance GmbH, a Swiss limited liability company (“WIL-Switzerland” and, together with WIL-Bermuda, WIL-Delaware and WIL-Canada, the “Borrowers”), as borrowers, and Weatherford International plc (“Weatherford”), as parent, entered into an amended and restated credit agreement (as amended and supplemented to date, the “Credit Agreement”) with the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), on October 17, 2022. Capitalized terms not defined herein shall have the meanings set forth in the Credit Agreement.
On June 6, 2024, the Borrowers, Weatherford, the lenders party thereto and the Administrative Agent entered into the Sixth Amendment to the Credit Agreement (the “Sixth Amendment”), which, among other things, permits, upon satisfaction of certain conditions, future incremental increases in the commitments under the Credit Agreement such that, after giving effect to all such future increases, the Aggregate Commitments shall not exceed $1 billion. As of June 6, 2024, there were approximately $270.5 million of outstanding letters of credit issued in connection with the Performance LC Commitments, $48.2 million of outstanding letters of credit issued in connection with the Revolving Credit Commitments and no outstanding loans in connection with the Revolving Credit Commitments.
The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Sixth Amendment, which is filed as Exhibit 10.1 to this Form 8-K.

Item 8.01	Other Information.
On June 6, 2024, the Borrowers and Weatherford exercised a $40 million incremental increase to the Borrowers’ revolving credit facility (resulting in an aggregate credit facility size of $720 million) by entering into an additional lender supplement to the Credit Agreement (the “Additional Lender Supplement”) with a certain additional lender (the “Additional Lender”), the Administrative Agent and the issuing banks party thereto, whereby the Additional Lender (or its affiliates) became a Lender under the Credit Agreement and provided aggregate additional commitments of $40 million comprised of (i) approximately $18 million for the issuance of bid and performance letters of credit for the Borrowers and certain subsidiaries and (ii) approximately $22 million for revolving loans and the issuance of bid, performance and financial letters of credit for the Borrowers and certain subsidiaries.
The foregoing description of the Additional Lender Supplement does not purport to be complete and is qualified in its entirety by reference to the full text of the Lender Supplement, which is furnished as Exhibit 10.2 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Exhibit Description
10.1
Sixth Amendment to Amended and Restated Credit Agreement, dated as of June 6, 2024, by and among Weatherford International Ltd., Weatherford International, LLC, Weatherford Canada Ltd., WOFS International Finance GmbH, Weatherford International plc, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

10.2
Additional Lender Supplement, dated as of June 6, 2024, by and among Weatherford International Ltd., Weatherford International, LLC, Weatherford Canada Ltd., WOFS International Finance GmbH, Weatherford International plc, Arab Banking Corporation (B.S.C.) New York Branch, as an Additional Lender, the other Issuing Banks party thereto and Wells Fargo Bank, National Association, as administrative agent. *Schedules and similar attachments have been omitted pursuant to Regulation S-K Item 601(a)(5). Weatherford agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weatherford International plc
Date: June 11, 2024
/s/ Arunava Mitra
Arunava Mitra
Executive Vice President and Chief Financial Officer